Exhibit 99.1

Optio Software Announces First Quarter Results for Fiscal 2007

ALPHARETTA, Ga. — June 13, 2006 — Optio Software, Inc. (OTCBB:OPTO.OB), a leading provider of Business Process Improvement (BPI) solutions dedicated to helping companies achieve higher levels of efficiency and accuracy in their inbound and outbound document processes, today reported financial results for the first quarter ended April 30, 2006.

First Quarter Revenue and Cost of Revenue

Total revenue for the first quarter of fiscal 2007 remained consistent with the first quarter of fiscal 2006 at $6.9 million. Software license revenues decreased 14% to $1.9 million in the three months ended April 30, 2006, compared to $2.2 million in the three months ended April 30, 2005. Optio’s subscription licensing contracts contributed $555,000 to first-quarter revenues, compared to $509,000 in the prior year’s same quarter.

Services and maintenance revenue increased 5% to $4.4 million in the three months ended April 30, 2006, from $4.2 million in the three months ended April 30, 2005.

For the first quarter of fiscal 2007, total cost of revenue remained consistent with the first quarter of fiscal 2006 at $1.8 million.

Improvement in Key Metrics

•                  Driven by increasing customer loyalty, maintenance revenue increased from $2.8 million in the first quarter of fiscal 2006 to $3.1 million in the first quarter of fiscal 2007.

•                  Days’ sales outstanding declined to 48 from 50 in the prior fiscal quarter.

Operating Expenses

Total operating expenses were $5.2 million for the three months ended April 30, 2006 — remaining unchanged from the prior fiscal-year quarter.

Net Loss

The net loss for the first quarter of fiscal 2007 was $54,000 and diluted earnings per share (EPS) were $0.00, an improvement over the net loss of $90,000 and diluted EPS of $0.00 in the prior-year’s quarter.

“This quarter was basically a break-even period for Optio. We anticipated this minor net loss, which occurred as a result of our strategic investments in research and development, sales staff augmentation and executive recruitment activities during the first quarter,” said Wayne Cape, chairman, president and chief executive officer of Optio Software. “These strategic investments are byproducts of our increased commitment to expanding our existing solution sets and increasing our levels of customer service. We believe these prudent investments are necessary to increase customer satisfaction, grow revenues and build on our success in the months and years ahead.”

First Quarter Highlights and Business Metrics

•                  During the first quarter, Optio made significant strides in selling additional products and upgrades into its current customer base, including a leading U.S. supermarket chain, a noted European telecommunications corporation, a Fortune 500 company focused on providing products and services to the scientific-research community and a global healthcare technology company serving healthcare professionals and their patients in more than 100 countries.

•                  Gonzales Healthcare System signed a new multi-year subscription contract during the quarter for Optio MedExTM forms management solutions and the Optio QuickRecord® Suite Electronic Health Record solutions. In addition, two existing healthcare solution  customers licensed additional products, adding to Optio’s future subscription revenue base.

•                  Other notable sales during the quarter included: Blossman Gas, Inc., Servatron, Inc., Celerity, Inc., Colonial Pipeline Company, Communication Test Design, Inc. (a Motorola divestiture), and ShinDaiwa, a subsidiary of Shin-Daiwa Kogyo, Ltd., of Hiroshima, Japan.

•                  During the first quarter, Optio also launched its Optio Advanced Labeling™ application, a solution that allows healthcare facilities to generate thermal, bar-code and RFID labels and print them on-demand from Windows desktop computers and mobile devices.

•                  The overall financial condition of Optio remains strong, with approximately $8.3 million in cash and cash equivalents as of April 30, 2006, compared to $8.0 million as of January 31, 2006.

•                  Optio had no outstanding balance on its line of credit as of April 30, 2006.

About Optio Software, Inc.

Optio Software, with 25 years of experience and more than 5,000 clients, worldwide, provides software solutions dedicated to helping customers achieve unprecedented speed, accuracy, functionality and quality in their inbound and outbound document processes, while extending the value of their Enterprise Resource Planning (ERP) and Hospital Information Systems (HIS) applications. More than 5,000 organizations rely on Optio Software for innovative business process improvement solutions that allow them to reduce transactional activities and focus on core responsibilities. Headquartered in Alpharetta, Ga., Optio Software maintains European, Middle Eastern and African headquarters in Paris, France and sales offices in the United States, Germany and the United Kingdom. For more information about Optio Software or to contact a local Optio sales consultant, reach us at 770.576.3500 or visit our website at www.optio.com.

© Copyright 2006, Optio Software, Inc. All Rights Reserved. Optio is a registered trademark and Optio MedEx and Optio Patient Signature Capture are trademarks of Optio Software, Inc. Other companies and products mentioned in this document are the property of their respective owners.

Forward-Looking Statements

This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. Optio’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks associated with Optio’s reliance on strategic marketing and reseller relationships, the collectibility of Optio’s accounts receivable and note receivable (specifically, the M2 note receivable), fluctuations in operating results because of acquisitions or dispositions, failure to integrate new products and newly acquired companies, diversion of management resources relating to acquisitions, reduction in cash reserves relating to acquisitions, challenges relating to acquisitions and the possibility that this may cause Optio to no longer be profitable, the negative effect on Optio’s earnings relating to the amortization or potential write-down of acquired assets or goodwill, failure to retain the business relationships with existing customers of acquisitions, changes in competition, changes in economic conditions in the U.S. and in other countries in which Optio currently does business (both general and relative to the technology industry), delays or inability to develop new or unique software, market acceptance of new products, the failure of new products to operate as anticipated, expectation of achieving and sustaining operating profits and earnings, including the timing of such cash flow and company performance, disputes regarding Optio’s intellectual property, risks relating to the delisting of our stock, possible adverse results of pending or future litigation, or risks associated with Optio’s international operations. These and additional factors are set forth in “Item 1.A. Risk Factors” included in Optio’s most recent Annual Report on Form 10-K. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Quarterly Report of Form 10-Q that Optio will file on or before June 14, 2006.

OPTIO SOFTWARE, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended April 30,
	2006	2005
Revenue:
License fees	$1,898	$2,211
Subscription revenue	555	509
Services, maintenance, and other	4,409	4,196
	6,862	6,916

Cost of revenue:
License fees	132	182
Services, maintenance, and other	1,677	1,615
	1,809	1,797
	5,053	5,119

Operating expenses:
Sales and marketing	2,539	2,861
Research and development	1,322	1,278
General and administrative	1,142	917
Depreciation and amortization	184	188
	5,187	5,244
Loss from operations	(134)	(125)

Other income (expense):
Interest income	96	56
Interest expense	(1)	(2)
Other	1	(1)
	96	53

Loss before income taxes	(38)	(72)
Income tax expense	16	18
Net loss	(54)	(90)

Net loss per share - basic and diluted	$(0.00)	$(0.00)
Weighted average shares outstanding - basic and diluted	21,842,663	20,860,295

OPTIO SOFTWARE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	April 30, 2006	January 31, 2006

ASSETS

Current Assets:
Cash and cash equivalents	$8,297	$7,954
Accounts receivable, net	3,846	4,811
Note receivable from M2	288	323
Other current assets	992	725
Total current assets	13,423	13,813

Property and equipment, net	699	613
Note receivable	1,679	1,720
Goodwill and other intangible assets, net	3,745	3,461
Other assets	103	91

Total assets	$19,649	$19,698

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$927	$922
Other accrued liabilities	1,504	2,218
Deferred revenue	7,382	7,373
Current portion of debt and capital lease obligations	—	1
Total current liabilities	9,813	10,514

Long-term accrued expenses	73	63

Shareholders’ equity	9,763	9,121

Total liabilities and shareholders’ equity	$19,649	$19,698